UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2009 (April 1, 2009)

NATIONWIDE FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12785	31-1486870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Nationwide Plaza, Columbus, Ohio	43215
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 249-7111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 1, 2009, the Board of Directors of Nationwide Mutual Insurance Company (Nationwide Mutual), the ultimate parent corporation of Nationwide Financial Services, Inc., adopted an amendment and restatement of the Nationwide Long-Term Performance Plan, effective as of January 1, 2009. Executive and other officers of Nationwide Financial are eligible to participate in the cash incentive awards available under this plan. The minimum payout under the plan is 0% of the target award amount. There is no maximum award amount specified in the plan, as each award amount is based upon achievement of pre-established performance goals.

Performance measures, which must be met during the applicable performance period as a condition of payment of awards, may be established based on individual, business unit, line of business, department, subsidiary, affiliate company, Nationwide and/or enterprise performance, and may be based on absolute performance, percentage change, and/or comparison to peers, or any other criteria and/or objectives selected by the Human Resources Committee of the Board of Directors of Nationwide Mutual.

The Human Resources Committee has full power to select participants, determine the types and sizes of awards, set the terms and conditions, establish performance goals and targets for plan participants and make all other determinations necessary or advisable for the administration of the plan. The committee may delegate its authorities as permitted by law.

A copy of the Nationwide Long-Term Performance Plan, as amended and restated and including the form of award agreement, is filed as Exhibit 10.1 hereto. The foregoing description of the plan does not purport to be complete, and is qualified in its entirety by reference to the full text of the plan, which is incorporated by reference herein.

Item 9.01 – Financial Statements and Exhibits

(c)	Exhibits.

	Exhibit 10.1	Nationwide Long-Term Performance Plan, amended and restated effective as of January 1, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONWIDE FINANCIAL SERVICES, INC. (Registrant)

Date: April 7, 2009	/s/ Timothy G. Frommeyer
Timothy G. Frommeyer Senior Vice President – Chief Financial Officer